ROSEHILL RESOURCES INC. ANNOUNCES SECOND QUARTER 2018 RESULTS;
PRODUCTION INCREASES 50% COMPARED TO FIRST QUARTER

HOUSTON, August 13, 2018 /Globe Newswire/ -- Rosehill Resources Inc. (“Rosehill” or the “Company”) (NASDAQ: ROSE, ROSEW, ROSEU) today reported operational and financial results for the second quarter of 2018 and recent key items.

Second Quarter 2018 Highlights and Recent Key Items:

•
Grew average net production to 18,429 barrels of oil equivalent per day (“BOEPD”) (72% oil and 86% total liquids) for the second quarter of 2018, an increase of 50% compared to the first quarter of 2018

•
Reported net income attributable to Rosehill of $9.2 million for the second quarter of 2018, which included a $15.2 million non-cash income tax benefit, partially offset by a $10.8 million non-cash, pre-tax loss on commodity derivative instruments

•	Delivered Adjusted EBITDAX of $49.2 million for the second quarter of 2018, an increase of 41% over the first quarter of 2018

•	Reduced combined lease operating and cash general and administrative expenses per barrel of oil equivalent (“BOE”) by $2.84, or 21%, compared to first quarter of 2018

•	Increased the borrowing base under the Company’s credit facility to $210 million, up from $150 million

•	Spud nine operated horizontal wells and completed eight wells in the second quarter of 2018, with six total drilled and uncompleted (“DUC”) wells at June 30, 2018.

•
Tatanka Federal 001H (LWCA), completed in Lea County, New Mexico, began flowing back on July 13 and reached an initial production rate during a 24 hour period of 1,532 BOEPD, 85% oil, or 361 BOEPD per 1,000 ft.

J.A. (Alan) Townsend, Rosehill’s President and Chief Executive Officer, commented, “During the second quarter, we made impressive progress executing our plan for 2018, including reaching significant development milestones in our Southern Delaware area. Along with aggressive cost management that resulted in a 21% decrease in combined lease operating and cash general and administrative expenses per BOE compared to the first quarter of 2018, we have continued our substantial growth in production and Adjusted EBITDAX. For the second quarter, average net production and Adjusted EBITDAX increased 50% and 41%, respectively, quarter over quarter.

“We are currently operating one rig in our Northern Delaware area and one rig in our Southern Delaware area. We are very encouraged by the logging and coring work we completed in the Southern Delaware area during the second quarter of 2018 and are well underway in optimizing our development plans for this acreage. In addition, we believe that the initial production results of our first horizontal well in Lea County, New Mexico, substantiate the significant value within this acreage. We are checking off objectives for 2018 that we laid out earlier in the year, and we will look to carry this positive momentum into the future as we grow and add value for our shareholders.”

Operational Results

In the second quarter of 2018, the Company’s net production averaged 18,429 BOEPD, a 50% increase compared to the average for the first quarter of 2018, comprised of 13,341 barrels of oil per day, 2,571 barrels of natural gas liquids (“NGLs”) per day and 15.1 million cubic feet of gas (“MMCF”) per day. Rosehill operated two rigs, drilled nine gross horizontal wells and completed eight wells in the second quarter of 2018 and had six drilled uncompleted wells (“DUCs”) at the end of the second quarter of 2018. The Company also drilled and completed two salt water disposal wells during the second quarter of 2018 in the Northern Delaware area that contributed to the overall per-unit decrease in lease operating expense.

Rosehill expects production increases for the remainder of the year. This increase is expected to be driven by an inventory of seven wells located on the Weber lease in the Northern Delaware area scheduled to be turned to sales in the third quarter of 2018 and by contributions from the remainder of its development program, including results from the Southern Delaware area.

The Tatanka Federal 001H well, located in Lea County, New Mexico, began flowing back in July and reached an IP 24 of 1,532 BOEPD, 85% oil, or 368 BOEPD per 1,000 ft., and produced from the Lower Wolfcamp A formation. In the second quarter, the Company began flowback on a three well pad on the Z&T 42 lease in Loving County, with all three wells producing from the 2nd Bone Springs formation. These wells reached a cumulative IP 30 of over 3,000 BOEPD, 74% oil, 225 BOEPD per 1,000 ft.

Financial Results

For the second quarter of 2018, the Company reported net income attributable to Rosehill of $9.2 million as compared to a net loss of $1.3 million in the first quarter of 2018. The second quarter of 2018 included a $15.2 million non-cash income tax benefit primarily due to the allocation of profits and losses to Rosehill and its noncontrolling interest, partially offset by a $10.8 million non-cash, pre-tax loss on commodity derivative instruments. The first quarter 2018 included a $18.2 million non-cash, pre-tax loss on commodity derivative instruments.

Adjusted EBITDAX (a non-GAAP measure defined and reconciled below) totaled $49.2 million for the second quarter of 2018, as compared to $34.9 million in the first quarter of 2018. This increase of 41% was driven primarily by higher production and lower per-unit operating expenses.

For the second quarter of 2018, average realized prices (all prices excluding the effects of derivatives) were $60.18 per barrel of oil, $1.68 per Mcf of natural gas and $22.04 per barrel of NGLs, resulting in a total equivalent price of $48.02 per BOE, down 5% from the first quarter of 2018.

Rosehill’s cash operating costs for the second quarter of 2018 were $13.34 per BOE, which includes lease operating expenses (“LOE”), gathering and transportation, production taxes and general and administrative expenses (“G&A”) and excludes costs associated with stock-based compensation. Second quarter cash operating costs per BOE decreased 18% as compared to first quarter, primarily attributable to reduced LOE and G&A.

During the second quarter of 2018, Rosehill incurred capital costs, excluding asset retirement costs, of $108.2 million, which included $29.3 million and $14.3 million related to facilities and leasehold acquisition, respectively.

Capital Structure and Liquidity

As of June 30, 2018, Rosehill had $13 million in cash on hand, $239 million in long-term debt, $83 million in Series A convertible preferred stock and $148 million in Series B redeemable preferred stock. As of June 30, 2018, total liquidity was approximately $128 million which included cash on hand, approximately $65 million of availability under the revolving credit facility (see update below) and the Company’s ability to issue an additional $50 million shares of Series B preferred stock.

Credit Facility Update

On June 29, 2018, the borrowing base under the Company's revolving credit facility increased from $150 million to $210 million. The borrowing base was evaluated using reserve data as of June 1, 2018. The Company’s borrowing base on June 1, 2018 primarily consisted of proved reserves associated with its Northern Delaware assets since the Southern Delaware area is still in the early stages of development.

Development Update

During the second quarter of 2018, the Company spud four wells in the Southern Delaware area, increasing total wells spud to five during 2018, which includes a well spud in July 2018. The Company completed one of the four wells in July and is currently flowing back that well with initial production results expected in the third quarter of 2018. The Company performed extensive logging and coring on the first four delineation wells drilled in the Southern Delaware area and plans to use the petrophysical and geological data obtained to optimize the development plan for this area, including defining landing targets and horizontal well directions. The results to date have established the presence of extensive natural fracture networks and identified potential new targets in the Bone Springs formation. As previously announced, the Company is participating in a new 3D seismic survey that will further help refine development plans and expects to obtain the results in the third quarter of 2018.

For the remainder of the year, the Company expects to generally keep one rig operating in the Northern Delaware area and one rig operating in the Southern Delaware area. Rosehill now expects to drill 34 to 38 new wells and complete 34 to 38 of those wells in 2018, comprised of 24 to 26 wells drilled and 28 to 30 completed in the Northern Delaware area and 10 to 12 wells drilled and six to eight completed in the Southern Delaware area. In the Southern Delaware area, the Company is projecting approximately four extended lateral wells greater than 7,000 feet in 2018, with the remaining wells being drilled with lateral lengths of 5,000 feet.

The Company acquired an additional 420 net acres in the Southern Delaware area during the second quarter of 2018 at an average cost of $15,000 per acre. In addition to the leasehold acquisitions, the Company continues to acquire royalty interests under its leasehold position in the Southern Delaware area in order to increase its net revenue interest. With the flowback of the Tatanka Federal 001H well, the Company’s Northern Delaware acreage is now 100% held by production. For the Southern Delaware area, it is estimated the current acreage could be held by production from the completion of eight to ten wells by 2020.

Infrastructure & Hedging Update

The Company continued to make enhancements to its midstream and marketing arrangements in the second quarter of 2018. The Company entered into an agreement for pipeline transportation and marketing of oil production from its Weber lease in the Northern Delaware area. Additionally, the Company is evaluating proposals for pipeline transportation of its oil production in Lea County, New Mexico. In the Southern Delaware area, the buildout of the Company’s gathering system by Brazos Midstream is well underway and the Company expects to enter into agreements for intra-basin transportation and marketing services for its oil production in the third quarter of 2018.

Included below is a summary of the Company’s derivative contracts as of June 30, 2018. Subsequent to June 30, 2018 and through August 6, 2018, the Company entered into additional derivative contracts, including approximately 1.6 million barrels of Midland Cushing basis swaps that settle in 2019. Including these new contracts, the Company now has Midland Cushing basis swaps protecting approximately 4.8 million barrels of 2019 production at an average basis discount of $4.93. In addition, the Company entered into three-way collar oil derivatives on approximately 650,000 and 700,000 barrels covering 2019 and 2020, respectively.

Commodity Hedging

As of June 30, 2018, the Company had the following outstanding derivative contracts:

	2018	2019	2020	2021	2022
Commodity derivative swaps
Oil:
Notional volume (Bbls)	1,438,000	2,664,000	960,000	360,000	300,000
Weighted average fixed price ($/Bbl)	$55.37	$53.59	$51.16	$50.42	$50.12
Natural gas:
Notional volume (MMBtu)	1,920,000	2,220,000	1,500,000	1,200,000	1,200,000
Weighted average fixed price ($/MMbtu)	$3.02	$2.88	$2.84	$2.85	$2.87

Commodity derivative two-way collars
Oil:
Notional volume (Bbls)	333,000	601,000	—	—	—
Weighted average ceiling price ($/Bbl)	$61.01	$61.30	$—	$—	$—
Weighted average floor price ($/Bbl)	$57.30	$55.21	$—	$—	$—

Commodity derivative three-way collars
Oil:
Notional volume (Bbls)	—	883,000	2,562,000	—	—
Weighted average ceiling price ($/Bbl)	$—	$67.42	$67.80	$—	$—
Weighted average floor price ($/Bbl)	$—	$55.88	$56.79	$—	$—
Weighted average sold put option price ($/Bbl)	$—	$45.88	$46.79	$—	$—

Crude oil basis swaps
Midland / Cushing:
Notional volume (Bbls)	1,840,000	3,160,000	3,513,600	—	—
Weighted average fixed price ($/Bbl)	$(4.95)	$(4.09)	$(1.43)	$—	$—

Argus WTI roll:
Notional volume (Bbls)	1,530,000	—	—	—	—
Weighted average fixed price ($/Bbl)	$1.14	$—	$—	$—	$—

Conference Call, Webcast and Presentation

The Company will hold a conference call to discuss its second quarter financial and operating results on Tuesday, August 14, 2018, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties may participate by dialing (866) 601-1105 from the United States or (430) 775-1347 from outside the United States. The conference call I.D. number is 2864928. The call will also be available as a live webcast on the “News/Events” tab of the Investors section of the Company’s website, www.rosehillresources.com. The webcast will be available for replay for at least 30 days. An updated investor presentation in conjunction with this earnings release will be available on the Company's website under the Investor Relations section.

About Rosehill Resources Inc.

Rosehill Resources Inc. is an oil and gas exploration company with producing assets in Texas and New Mexico with its investment activity focused in the Delaware Basin portion of the Permian Basin. The Company’s strategy for growth includes the organic development of its two core acreage areas in the Northern Delaware Basin and the Southern Delaware basin, as well as focused acquisitions in the Delaware Basin.

Rosehill Resources Inc.
Operational Highlights
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues: (in thousands)
Oil sales	$73,061	$11,246	$124,615	$25,029
Natural gas sales	2,308	1,817	4,053	3,711
NGL sales	5,158	1,602	7,645	3,426
Total revenues	$80,527	$14,665	$136,313	$32,166
Average sales price (1):
Oil (per Bbl)	$60.18	$44.45	$60.40	$46.70
Natural gas (per Mcf)	1.68	2.59	1.91	2.73
NGLs (per Bbl)	22.04	14.70	21.06	16.71
Total (per Boe)	$48.02	$30.68	$49.02	$33.26
Total, including effects of gain (loss) on settled commodity derivatives, net (per Boe)	$42.56	$30.65	$44.63	$32.94
Net Production:
Oil (MBbls)	1,214	253	2,063	536
Natural gas (MMcf)	1,375	701	2,127	1,357
NGLs (MBbls)	234	109	363	205
Total (MBoe)	1,677	478	2,781	967
Average daily net production volume:
Oil (Bbls/d)	13,341	2,779	11,398	2,963
Natural gas (Mcf/d)	15,110	7,700	11,751	7,495
NGLs (Bbls/d)	2,571	1,195	2,006	1,131
Total (Boe/d)	18,429	5,258	15,365	5,343
Average costs (per BOE):
Lease operating expense	$6.69	$4.01	$7.23	$3.66
Production taxes	2.29	1.38	2.33	1.52
Gathering and transportation	0.72	1.61	0.69	1.54
Depreciation, depletion and amortization	21.77	19.95	20.61	18.37
Exploration costs	1.12	0.96	0.83	0.80
General and administrative expense, excluding stock-based compensation	3.64	4.61	4.22	3.79
Stock based compensation	1.09	—	1.18	—
Transaction expenses	—	2.88	—	2.55
(Gain) loss on sale of property and equipment	0.10	—	0.11	(0.01)
Total (per Boe)	$37.42	$35.40	$37.20	$32.22

(1) Excluding the effects of realized and unrealized commodity derivative transactions unless noted otherwise

ROSEHILL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2018	2017	2018	2017
Revenues:
Oil sales	$73,061	$11,246	$124,615	$25,029
Natural gas sales	2,308	1,817	4,053	3,711
Natural gas liquids sales	5,158	1,602	7,645	3,426
Total revenues	80,527	14,665	136,313	32,166
Operating expenses:
Lease operating expenses	11,225	1,918	20,110	3,535
Production taxes	3,841	659	6,481	1,467
Gathering and transportation	1,207	768	1,919	1,494
Depreciation, depletion, amortization and accretion	36,506	9,536	57,315	17,767
Exploration costs	1,875	457	2,311	774
General and administrative	7,930	2,204	15,027	3,669
Transaction costs	—	1,375	—	2,469
(Gain) loss on disposition of property and equipment	163	—	296	(11)
Total operating expenses	62,747	16,917	103,459	31,164
Operating income	17,780	(2,252)	32,854	1,002
Other income (expense):
Interest expense, net	(4,662)	(431)	(8,529)	(974)
Gain (loss) on commodity derivative instruments, net	(19,954)	1,303	(41,239)	3,202
Other income (expense), net	290	153	422	43
Total other income (expense), net	(24,326)	1,025	(49,346)	2,271
Loss before income taxes	(6,546)	(1,227)	(16,492)	3,273
Income tax expense (benefit)	(15,210)	187	(17,400)	273
Net income (loss)	8,664	(1,414)	908	3,000
Net income (loss) attributable to noncontrolling interest	(8,347)	(2,329)	(22,423)	(2,329)
Net income attributable to Rosehill Resources Inc. before preferred stock dividends	17,011	915	23,331	5,329
Series A Preferred Stock dividends and deemed dividends	1,968	8,072	3,897	8,072
Series B Preferred Stock dividends, deemed dividends, and return	5,844	—	11,576	—
Net income (loss) attributable to Rosehill Resources Inc. common stockholders	$9,199	$(7,157)	$7,858	$(2,743)

ROSEHILL RESOURCES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share amounts)

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$12,855	$20,677
Restricted cash	—	4,005
Accounts receivable	3,885	1,527
Accounts receivable, related parties	25,640	16,022
Derivative assets	5,330	—
Prepaid and other current assets	1,681	1,312
Total current assets	49,391	43,543
Property and equipment:
Oil and natural gas properties (successful efforts), net	582,608	431,332
Other property and equipment, net	2,472	1,283
Total property and equipment, net	585,080	432,615
Other assets, net	2,420	824
Deferred tax assets	17,400	—
Total assets	$654,291	$476,982
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,137	$31,868
Accounts payable, related parties	776	223
Derivative liabilities	25,069	10,772
Accrued liabilities and other	23,889	15,492
Accrued capital expenditures	28,074	45,045
Total current liabilities	114,945	103,400
Long-term liabilities:
Long-term debt, net	238,735	93,199
Asset retirement obligations, net of current portion	11,349	8,522
Derivative liabilities	27,930	8,008
Other	316	321
Total long-term liabilities	278,330	110,050
Total liabilities	393,275	213,450
Mezzanine equity
Series B Preferred Stock, $0.0001 par value, 10.0% Redeemable, $1,000 per share liquidation preference; of the 1,000,000 shares of Preferred Stock authorized, 210,000 shares designated, 153,630 and 150,626 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	147,941	140,868
Stockholders’ equity
Series A Preferred Stock, $0.0001 par value, 8.0% Cumulative Perpetual Convertible, $1,000 per share liquidation preference; of the 1,000,000 shares of Preferred Stock authorized, 150,000 shares designated, 99,647 and 97,698 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	82,609	80,660
Class A Common Stock; $0.0001 par value, 250,000,000 and 95,000,000 shares authorized at June 30, 2018 and December 31, 2017, respectively, and 6,542,368 and 6,222,299 shares issued and outstanding as of June 30, 2018 and December 31, 2017	1	1
Class B Common Stock; $0.0001 par value, 30,000,000 shares authorized, 29,807,692 shares issued and outstanding as of June 30, 2018 and December 31, 2017	3	3
Additional paid-in capital	30,630	29,946
Retained earnings	7,858	—
Total common stockholders’ equity	38,492	29,950
Noncontrolling interest	(8,026)	12,054
Total stockholders' equity	113,075	122,664
Total liabilities and stockholders’ equity	$654,291	$476,982

ROSEHILL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$908	$3,000
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	57,315	17,767
Deferred income taxes	(17,400)	273
Stock-based compensation	3,288	—
(Gain) loss on sale of fixed assets	296	(11)
(Gain) loss on derivative instruments	41,082	(2,827)
Net cash paid in settlement of derivative instruments	(12,194)	(458)
Amortization of debt issuance costs	1,319	130
Settlement of asset retirement obligations	(283)	(596)
Changes in operating assets and liabilities:
Increase in accounts receivable and accounts receivable, related parties	(11,976)	(726)
Increase in prepaid and other assets	(369)	(792)
Increase in accounts payable and accrued liabilities and other	12,056	1,359
Increase (decrease) in accounts payable, related parties	553	(236)
Net cash provided by operating activities	74,595	16,883
Cash flows from investing activities:
Additions to oil and natural gas properties	(204,275)	(38,745)
Acquisition of White Wolf	(4,005)	—
Acquisition of land and leasehold, royalty, and mineral interest	(14,725)	(6,500)
Additions to other property and equipment	(1,634)	(128)
Proceeds from sale of other property and equipment	—	47
Net cash used in investing activities	(224,639)	(45,326)
Cash flows from financing activities:
Proceeds from revolving credit facility	213,000	20,000
Repayment on revolving credit facility	(68,000)	(55,000)
Proceeds from issuance of Series A Preferred Stock and Warrants, net	—	95,000
Series A Preferred Stock issuance costs	—	(4,220)
Net proceeds from the Transaction	—	18,715
Distribution to noncontrolling interest	—	(40,487)
Distribution to Tema	—	(2,267)
Debt issuance costs	(2,380)	(659)
Dividends paid on preferred stock	(4,129)	—
Restricted stock used for tax withholdings	(261)	—
Payment on capital lease obligation	(13)	(15)
Net cash provided by financing activities	138,217	31,067
Net increase (decrease) in cash and cash equivalents	(11,827)	2,624
Cash, cash equivalents, and restricted cash, beginning of period	24,682	8,434
Cash, cash equivalents, and restricted cash, end of period	$12,855	$11,058

ROSEHILL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited)
(In thousands)

Supplemental cash flow information and noncash activity:

	Six Months Ended June 30,
	2018	2017
Supplemental disclosures:
Cash paid for interest	$3,748	$148

Supplemental noncash activity:
Asset retirement obligations incurred	$2,793	$312
Changes in accrued capital expenditures	(16,971)	5,717
Changes in accounts payable for capital expenditures	3,161	—
Series A Preferred Stock dividends paid-in-kind	1,949	8,072
Series A Preferred Stock dividends declared and payable	984	—
Series B Preferred Stock dividends paid-in-kind	3,004	—
Series B Preferred Stock cash dividends declared and payable	2,275	—
Series B Preferred Stock return	3,438	—
Series B Preferred Stock deemed dividend	631	—

Non-GAAP Measures

Adjusted EBITDAX

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by Rosehill’s management and external users of Rosehill’s financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDAX as net income (loss) before interest expense, income taxes, depreciation, depletion, and amortization, accretion and impairment of oil and natural gas properties, (gains) losses on commodity derivatives excluding net cash receipts (payments) on settled commodity derivatives, gains and losses from the sale of assets, exploration costs, transaction costs incurred in connection with the Transaction and other non-cash operating items. Adjusted EBITDAX is not a measure of net income as determined by United States generally accepted accounting principles (“U.S. GAAP”).

Management believes Adjusted EBITDAX is useful because it allows for more effective evaluation and comparison of Rosehill’s operating performance and results of operations from period to period without regard to the Company’s financing methods or capital structure. Rosehill excludes the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within the industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with U.S. GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Rosehill’s computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

We have provided below a reconciliation of Adjusted EBITDAX to net loss, the most directly comparable GAAP financial measure.

	Three months ended
	June 30,	March 31,	June 30,
(In thousands)	2018	2018	2017
Net income (loss)	$8,664	$(7,756)	$(1,414)
Interest expense, net	4,662	3,867	431
Income tax expense (benefit)	(15,210)	(2,190)	187
Depreciation, depletion, amortization and accretion	36,506	20,809	9,536
Impairment of oil and natural gas properties	—	—	—
(Gain) loss on unsettled commodity derivatives, net	10,803	18,242	(1,319)
Transaction costs	—	—	1,375
Stock settled stock based compensation	1,760	1,462	—
Exploration costs	1,875	436	457
(Gain) loss on sale of assets	163	133	—
Other (income) / expenses, net	(57)	(100)	(150)
Adjusted EBITDAX	$49,166	$34,903	$9,103

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. All statements, other than statements of historical fact included in this communication, regarding Rosehill’s opportunities in the Delaware Basin, strategy, future operations, financial position, estimated results of operations, future earnings, future capital spending plans, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “guidance,” “forecast” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

You should not place undue reliance on these forward-looking statements. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements in this communication are reasonable, no assurance can be given that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied by the forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to, the Company’s ability to consummate the acquisition, the ultimate timing, outcome and results of integrating the acquired assets into its business and its ability to realize the anticipated benefits, commodity price volatility, inflation, lack of availability of drilling and completion equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other  risks and uncertainties discussed under Risk Factors in the Company’s Form 10-K, filed with the SEC on April 17, 2018, and in other public filings with the Securities and Exchange Commission (the “SEC”) by the Company. The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov. These forward-looking statements are based on management's current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. All forward-looking statements speak only as of the date of this communication.  Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this communication.

Contact Information:

Alan Townsend	Craig Owen
President and Chief Executive Officer	Chief Financial Officer
281-675-3400	281-675-3400

John Crain
Senior Manager, Finance and Investor Relations
281-675-3493